Exhibit 99.1

Seelos Therapeutics Announces Closing of Public Offering of Common Stock and Full Exercise of Underwriters' Option to Purchase Additional Shares

NEW YORK, May 24, 2021 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system (CNS) disorders and rare diseases, announced today the closing of its previously announced underwritten public offering of 22,258,066 shares of its common stock, at a price to the public of $3.10 per share, which includes the exercise in full by the underwriters of their option to purchase up to 2,903,226 additional shares of common stock. The net proceeds to Seelos from this offering are expected to be approximately $64.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Seelos. Seelos intends to use an aggregate of $7.3 million of the net proceeds from the offering for the partial repayment of certain outstanding convertible promissory notes and the remainder for general corporate purposes and to advance the development of its product candidates.

Guggenheim Securities and Cantor acted as joint book-running managers for the offering. BTIG acted as lead manager for the offering. The Benchmark Company acted as a financial advisor for the offering.

The securities described above were offered by Seelos pursuant to an effective "shelf" registration statement on Form S-3 (File No. 333-251356) previously filed with the Securities and Exchange Commission (the "SEC") on December 15, 2020, amended on December 22, 2020 and declared effective by the SEC on December 23, 2020. A final prospectus supplement and the accompanying prospectus relating to and describing the offering were filed with the SEC. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained by visiting the SEC's website at www.sec.gov or by contacting Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by calling (212) 518-9544 or by e-mail at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Seelos Therapeutics:

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients CNS disorders and other rare diseases. The Company's robust portfolio includes several late-stage clinical assets targeting indications including Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD) or Post-Traumatic Stress Disorder (PTSD), amyotrophic lateral sclerosis (ALS), Sanfilippo syndrome, Parkinson's disease, other psychiatric and movement disorders plus orphan diseases.

Forward-Looking Statements:

This press release contains forward-looking statements related to Seelos Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the amount and anticipated use of proceeds from the offering and other matters that are described in Seelos' most recent periodic reports filed with the SEC, including Seelos' Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021, subsequent Quarterly Reports on Form 10-Q and the final prospectus supplement and the accompanying prospectus related to the public offering filed with the SEC on May 21, 2021, including risks and uncertainties associated with general economic and market conditions and the other risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Seelos disclaims any intent or obligation to update these forward-looking statements except as required by law.

Contact Information:
Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Avenue
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com